EXHIBIT 11


                                CLX ENERGY, INC.
                   Computation of Net Income (Loss) Per Share
                                  (Unaudited)


                                            Six Months            Three Months
                                          Ended March 31         Ended March 31,
                                    -----------------------  -----------------------
                                        2002        2001         2002        2001
                                    ------------  ---------  ------------  ---------
Net income (loss)                   $(  110,158)    174,678  $(   31,564)     87,220
                                    ============  =========  ============  =========

Weighted average number of common
  shares outstanding                  2,631,936   2,636,283    2,631,936   2,636,283

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options                                     -      73,100            -      73,100
                                    ------------  ---------  ------------  ---------

                                      2,631,936   2,709,383    2,631,936   2,709,383
                                    ============  =========  ============  =========

 Net income (loss) per share:
    Basic                           $(      .04)        .07  $(     0.01)       0.03
                                    ============  =========  ============  =========

    Diluted                         $(      .04)        .06  $(     0.01)       0.03
                                    ============  =========  ============  =========

Stock options are not considered in the diluted EPS calculation for those periods with net losses, as the impact of the potential common shares (250,000 shares at March 31, 2002) would be to decrease loss per share.


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